EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-75537 of Computone Corporation on Form S-8 of our report dated June 29, 2001(which report expresses an unquailified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of Computone Corporation for the year ended March 31, 2001.

Atlanta, Georgia
July 2, 2001